MTBC Declares Monthly Dividends on Non-Convertible Series A Cumulative Redeemable Perpetual Preferred Stock Offering

Somerset, NJ, August 15, 2016 (Marketwired) -- MTBC (Nasdaq: MTBC), a leading provider of cloud-based healthcare IT and revenue cycle management solutions, announced today that its Board of Directors has declared monthly cash dividends for its 11% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) for September, October and November 2016.

Holders of shares of the Series A Preferred Stock are entitled to receive cumulative cash dividends at the rate of 11% of the $25.00 per share liquidation preference per annum (equivalent to $2.75 per annum per share). Dividends on the Series A Preferred Stock are payable monthly on the 15th day of each month; provided that if any dividend payment date is not a business day, then the dividend may be paid on the next succeeding business day. Dividends are payable to holders of record on the applicable record date, which shall be the last day of the calendar month, whether or not a business day.

MTBC’s Series A Preferred Stock trades on the NASDAQ Capital Market under the ticker symbol “MTBCP.”

The following table shows the monthly dividends and associated record and payment dates:

	Sept. 2016	Oct. 2016	Nov. 2016
Dividend per share	$0.22917	$0.22917	$0.22917
Ex-dividend date	Sept. 28, 2016	Oct. 27, 2016	Nov. 28, 2016
Record date	Sept. 30, 2016	Oct. 31, 2016	Nov. 30, 2016
Payment date	Oct. 17, 2016	Nov. 15, 2016	Dec. 15, 2016

About MTBC

Medical Transcription Billing, Corp. is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers throughout the United States. Our integrated Software-as-a-Service (or SaaS) platform helps our customers increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. MTBC’s common stock trades on the NASDAQ Capital Market under the ticker symbol “MTBC,” and its Series A Preferred Stock trades on the NASDAQ Capital Market under the ticker symbol “MTBCP.”

For additional information, please visit our website at www.mtbc.com.

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SOURCE MTBC

Investor Contacts:

PCG Advisory Group

Christine J. Petraglia

Managing Director

christine@pcgadvisory.com

646-731-9817

Media:

PCG Advisory Group

Sean Leous

Chief Communications Officer

sleous@pcgadvisory.com

646-863-8998

Company Contact:

Bill Korn

Chief Financial Officer

Medical Transcription Billing, Corp.

bkorn@mtbc.com

732-873-5133

Disclaimer

This press release is for information purposes only, and does not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.